                                [CIBC LETTERHEAD]

                                                                   June 18, 2001

DVI, Inc.
2500 York Road
Jamison, Pennsylvania 18929
USA

Attention:  Mr. Steven A. Garfinkel
-----------------------------------

Dear Sirs:

We understand that DVI, Inc. intends to commence an offer (the "Exchange Offer") to exchange its outstanding 9-1/8% Convertible Subordinated Notes due 2002 (the "Old Convertible Notes") for its newly issued 9-1/8% Convertible Subordinated Notes due 2004 (the "New Convertible Notes") in accordance with the terms of an Offering Circular, Acceptance Notice and Note Exchange Agreement, drafts of which we have received and reviewed. We understand that the New Convertible Notes that we will receive in the Exchange Offer will have substantially the same terms as the Old Convertible Notes we currently hold, with the only material difference being the maturity date of the New Convertible Notes, which is two years later than that of the Old Convertible Notes. We also understand that the New Convertible Notes and the shares of DVI, Inc.'s common stock that are issuable on exercise of those Notes will be "restricted securities" for federal securities laws purposes.

By executing and delivering this letter we agree to exchange all of our Old Convertible Notes (representing in the aggregate $7,600,000.00 principal amount) for New Convertible Notes in the Exchange Offer by delivering to DVI, Inc. an executed Acceptance Notice, together with our Old Convertible Notes and all other information and documents that the Acceptance Notice requires or that DVI, Inc. may reasonably request prior to the expiration of the Exchange Offer.

                                Very truly yours,

                     CIBC TRUST COMPANY (BAHAMAS) LIMITED AS
          TRUSTEE OF SETTLEMENT T-1740, TRUSTS #14, 27, 28, 29, 30, 31
                              32, 33, 34, 35 AND 36

                             /s/ Carlis E. Chisholm
                             ----------------------
                            Carlis E. Chisholm (Mrs.)
               Senior Manager, Trust and Private Banking Services


                             /s/ Christine N. Green
                             ----------------------
                            Christine N. Green (Ms.)
                              Relationship Manager